(DATE)
(NAME)
                         RE: SPECIAL SEVERANCE BENEFITS
                                                                   EXHIBIT 10.6

Dear (NAME):


As consideration for you entering into the Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, attached hereto and made a part of this document effective on the date that you sign this agreement, you shall be eligible for special severance benefits, the terms and conditions of which are set out below:

- If, during the course of your employment with the Company or one of its affiliates, defined for this purpose as the date that you sign this agreement, you are involuntary terminated for any reason other than Cause (as defined in the Company's Long Term Incentive Plan), you will receive two years' pay (defined as base pay and target bonus at the time of termination), payable over three years, and full employee benefits coverage for three years, and if the Company's executive perquisite plan is still in effect, coverage under the executive perquisite plan according to its terms and conditions for three years. These special severance benefits replace any compensation or benefits under the Company's standard Salary and Benefit Continuation Program ("SBC"). It is intended that you would not receive any less than the SBC obligation would provide, and the rules that determine eligibility for payment under SBC apply to this program.

- In further consideration for this special severance benefit, and should an involuntary separation ever occur, the Company will expect your cooperation in transitioning your responsibilities, and will ask you, prior to the payment of any benefits, to sign a letter containing a release of claims and a reaffirmation of the attached Non-Competition and Non-Disclosure of Confidential Information Agreement.

- Except for the Company's obligation to provide you with the severance defined above, you acknowledge and agree that nothing contained in this Agreement obligates the Company (i) to employ you for any specific term or
     (ii) to grant you any short term or long term incentive awards under the plans and programs of the Company or its affiliates.





Robert R. Gordon, Jr.
Executive Vice President-Human Resources          -----------------------------
                                                               Date

Attachment


Acknowledged and Accepted:




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(Name)                                                         Date

                                NON-COMPETITION,
                  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,
                      AND COMMITMENT TO PROVIDE ASSISTANCE
                                   AGREEMENT


I, (Name), acknowledging the special retirement and severance benefits made available to me in conjunction with my offer of employment with R. J. Reynolds Tobacco Company as consideration for entering into this Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, do hereby agree to each of the following:

- I will not, without the prior written consent of the company, use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of R. J. Reynolds Tobacco Company, or any of its affiliates, except (A) while employed by the company in the business of and for the benefit of the company or (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information. For purposes of this agreement, "Confidential Information" shall mean non-public information concerning R. J. Reynolds Tobacco Company or any of it's affiliates data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which I know have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

- During the period commencing on the date of my employment with R. J. Reynolds Tobacco Company and ending three years after my date of termination for any reason from R. J. Reynolds Tobacco Company, or any of its affiliates, I covenant and agree that (A) I will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the "major businesses" in which R. J. Reynolds Tobacco Company, or any of its affiliates, are engaged and (B) I will not, on my own behalf or on behalf of any person, firm or company, directly or indirectly for a period of 12 months following my termination, offer employment to any person who was, at the time of my termination, employed by R. J. Reynolds Tobacco Company, or any of its affiliates. "Major businesses" for this purpose are the major business segments of R.
     J. Reynolds Tobacco Company, or any of its affiliates dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes. I and the company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

(Name)
Non-Competition, Non-Disclosure of
Confidential Information, And Commitment to Provide Assistance Agreement
Page 2


-    I agree that:

     a) I will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. b) I will promptly notify the Company if I receive any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential or if I become aware of any potential claim or proposed litigation against the Company. c) I will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process. d) If required by law to provide sworn testimony regarding any Company-related matter, I will consult with and have Company-designated legal counsel present for such testimony. The Company will be responsible for the costs of such designated counsel and I will bear no cost for same. e) If I am required by law to provide sworn testimony regarding any Company-related matter and if I require legal counsel to represent and protect my interests (in addition to the Company-designated legal counsel provided for under subparagraph (d) herein), the Company will reimburse me for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to me and the Company, which acceptance by the Company shall not be unreasonably withheld) and other out-of-pocket expenses I may incur in relation to such testimony. f) I will cooperate with the Company's attorneys to assist their efforts, especially on matters I have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. I understand that I will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company's request in discharging any of my obligations under this Agreement.

- I agree that any breach of the covenants contained in this agreement would irreparably injure R. J. Reynolds Tobacco Company and/or its affiliates. Accordingly, the company may, in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against me from any court having jurisdiction over the matter, restraining any further violation of this agreement by me.


Understood and Agreed to:




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               (Name)                                           Date